
THB

THB: The Human Baton brings fans closer than ever to the sports they love. Our team of world renowned experts from broadcast, sports, and technology combine unique content storytelling with immersive technology to unify fans and sports, providing an extraordinary and personalized fan experience. We call it, first-person sports.



Invest $99.40 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc.

Invest

Investment Opportunity

Join us as we create the future of sports and entertainment! Here at THB, we are:

- **A revolutionary media and technology business, changing media and sports with a high-octane race series supported by an innovative technology platform to enhance fan and audience engagement**
- **An award-winning team from around the globe with senior experience at leading broadcast, marketing, sports and tech companies, such as Ninja Warrior, Microsoft, Blackthorn Media, M&C Saatchi, NCR and many more, including successful entrepreneurial ventures and exits**
- **Bringing to market its flagship product, The Human Baton, an adrenaline-fueled relay race across five race disciplines where the athletes are the batons, creating a unique human connection between athletes, fans and audiences**
- **An attractive high growth, global business model with multiple cash generating revenue streams and the potential for investor payouts in the early years of operation**
- **Raising $5,355,750 at a unit price of $7.10, and if fully subscribed, an estimated post money company valuation of $17,851,750**

Market Challenge

Sports and entertainment businesses are challenged by fan engagement and box office attendance, resulting in audience fragmentation. Audiences and fans are moving away from traditional broadcast making it more difficult for the sports industry to understand their habits and engage them effectively, as their desire for experiential and innovative entertainment has evolved. This fragmentation is one of the leading concerns for sponsors, as they seek more transparency on the returns on their investments.

> ***"Overall reach for sports hasn't declined; ratings have dropped because fans are watching fewer and shorter sessions. Sports marketers who target the right fan bases will build stronger fan bases than ever before"***
>
> Dan Singer
>
> McKinsey & Co.



Our Solution

THB aims to unite fans, sports and technology to resolve audience fragmentation and deliver immersive audience and fan experiences to forge deeper connections. Through our flagship product, cutting-edge content production, and multiple channel fan engagement platform, we seek to evolve sports and entertainment through our super sport franchise, The Human Baton, changing lives with adventure through our relay race series.

Our Company

THB Holdco, LLC. (THB) is a Fan-First, Tech Led Sports and Media Company. As a media company, we aim to unite fans, sports, and technology through innovation and aim to resolve global viewership fragmentation in sports and entertainment. The company champions the use of existing technology while building new technology to deliver immersive audience experiences and forge deeper fan connection. Taking an innovative approach to audience reach, THB produces and curates varying lengths of engaging content to bring together its audience. THB applies its expertise in performance marketing, advertising, and hospitality to align partners and sponsors with fans at scale and targeted audiences, with an objective to provide transparent return on investment to its advertisers. The award-winning team, that has come together from around the world, provides renowned experience to deliver success and build the global sports and media company of the future.

Our Flagship Product


The Human Baton™

Introducing THB's flagship product The Human Baton Super Sport Relay Race

The Human Baton Super Sport Relay Race

The Human Baton takes the relay race concept to create the ultimate super sport, where an endurance athlete is passed along the race route as the Human Baton, connecting race fans and audiences with the adventure and the story from the inside. The Baton Athletes provide an emotional connection with the audience as they are selected, train and then race. The franchise race series combines the excitement of GT Super Cars, Drift Cars, Desert Rally Raid Vehicles, Thundercat Race Boats, Endurance Horses, and Helicopters into one racecourse, through multiple legs. During this adrenalin-filled race series, the league of expert race teams and drivers propel their baton athletes forward through the racecourse, across each terrain and screaming through to the finish line.


Team Drivers
Courtney
Rome
Ben
Jeff
DESERT RALLY
START
DRIFTCAR
SUPERCAR
POWERBOAT
ENDURANCE HORSE

Wired technologically to immerse the world in their adventure, the Baton Athlete generates excitement that is experienced first-hand through THB's technology platform across multiple devices, from phones to gaming consoles, for audiences and fans to enjoy when, where and how they want it. Fans can watch the content as both a race and an adventure, as THB advances the Alternative Programming (Reality TV) broadcast model to suit modern day audiences.

There are multiple race events in each race cycle, which culminate in a championship race spectacle, the Global Premier Race Event. The race action takes place over two days across land, sea, and air, from one race discipline to the next, over open terrain rather than solely on a traditional racetrack. Team owners, expert drivers, and Batons find themselves inside a new race, while following the guidelines of the existing sanctioning bodies of the individual disciplines, taking the fans and audience into exciting new territory. In The Human Baton Super Sport Relay Race...**Every Second Counts!**

The Human Baton Athlete

The Human Baton is a new breed of athlete, an athlete at the top of his or her game - a co-pilot, a navigator and the eyes and ears to the audience and fans. Baton Athletes are the story, the legends being created, yet they are endurance athletes, sports figures, celebrities, underdogs, or qualified, everyday people, wired with the latest audio and video technology keeping the audience and fans engaged throughout the journey.

Baton Athletes are through story and human connection, the nexus of The Human Baton Franchise.



Batons Sprinting through Transitions — Every Second Counts!

Baton Athletes begin their journey by training to learn each and every sport discipline as well as the art of race navigation. Their journey is captured by the THB production team while fans and audiences are entertained and captivated. To be selected by team owners and make the cut to compete, they will have to prove themselves in front of a global audience. They start by learning to tandem freefall from a helicopter at 15,000 feet. Then they learn to navigate from the race seat of a Drift Car, Rally Raid Vehicle, and high-speed GT Supercar. Training continues from the bow of a Thundercat race boat, and the saddle of an Endurance Stallion. Fans will feel their pain and celebrate their victories while the stories culminate in the Global Premier Race Event in the first of the relay race series of The Human Baton!

We Are The Human Baton

We are a group of men and women from all around the world. We are endurance athletes, weekend warriors, professionals, and people of varied cultures and orientation - training for an epic race adventure while telling our stories to the world and finding our internal hero. While our goal is to win, our mission is to stand for something, bettering ourselves and the world around us, forever changing sports and entertainment along the journey.


Alia
Dean
Hung
Byron

Audience & Fans

At THB, our fan-first initiative drives the focus we place on sports fans and the audience while we capture and deliver The Human Baton race action from the inside, telling human stories from a first-person perspective. The fan experience is built into the design of the tech platform knowing that fans might be watching snippets of the action from a bus bench or the backseat of a car, on a mobile phone or tablet, and may want to immerse themselves at a time of their own choosing following today's trend of audience viewing preferences. For example, during the race real time content is captured from cameras worn by the Batons, drivers and team members including biometric data, cameras in vehicles and cameras outside of vehicles, which enable incredible sports action. All the while, overhead drones capture wide-angle content. The audience and fans can select the content as produced across these varying perspectives to personalize the real time experience on their own viewing devices, deciding how deep into the action they want dive at any given time. Our goal is to enhance the sports fan experience bringing fans closer than ever before to the sports they love. We use next generation technology to reach our fans then break down the barriers between fan and athlete, bringing them closer together and by providing immersive and engaging experiences.

Race Series

Each race cycle contains three training & qualifier Pre-Event competitions leading up to the Global Premier Relay Race Event, followed by three Post-Events. Each event in a cycle is intended to travel to a new global city, adapting to each location's landscape and environment.

The inaugural Human Baton Pre-Event is currently scheduled to take place at the SpeedVegas racetrack, where visitors come from every corner of the world to enjoy the city of Las Vegas. Here, the Human Baton Athletes will complete training in Helicopters, Drift Cars, Super Cars and Rally Raid Vehicles. Training for the other disciplines will occur in future locations leading up to the Global Premier Relay Race Event.

The Global Premier Relay Race Event is two days of intense competition which scales up to 500 square miles of race course over land, sea, and air. The Premier Event is the only event in the cycle that features all 5 race disciplines earning its Super Sport name.

As champions are crowned at the end of each Premier Event, a new international host city is announced for the next Premier Event. The Human Baton Relay Race Series intends to repeat year after year, with a goal to visit a new continent for each Event as the franchise expands.


Concert
Gala
4 Months
4 Months
4 Months
START
Pre-Event 1
Pre-Event 2
Pre-Event 3
Closing Party
Premier Race Event

Each Race Cycle Culminates in a Global Premier Race Event

Team Ownership & The League

The Human Baton provides for race team ownership in a business franchise environment similar to the NFL or Premier Leagues. Private and corporate teams comprise the field of up to 30 team slots in the Global Premier Event. The new team franchises may generate increased fan viewership as teams build their brands.

Team Owners pay the registration fee and the costs to train, qualify in pre-events, and race in the Premier Event. These amounts are a fraction of multi-millions required to compete in the professional racing marketplace. So, an opening exists for Team Owners to have sponsors and branding opportunities, allowing for the potential to build profitable franchise teams. One of the key goals of THB is to provide for a healthy franchise that can facilitate value creation for Team Owners.



Team Sponsorship covers a variety of race formats and existing fan bases

Timeline

The lead-up to the Global Premier Event spans an 18-month period. Audience and fan connections start with our core race disciplines and then are broadened to reach a larger audience and fan base. During this time, the THB tech build, marketing, and sponsorship campaigns activate simultaneously.

Presently, the THB executive team, race drivers, and Baton Athletes are at the starting gate, and the nexus for investment and implementation is now.


Today
Human Baton Concept Developed
Race Design
Country Recce
Talent Scouting
Development Phase
Baton Athletes Recruited
Advisory Board Retained
Affiliates Engaged
Driver Roster Developed
Vehicle Inventory Established
Key Leadership Retained
Produced Media Shoots
Phase 1
Host Country Engaged
PreEvent 1
Tier-1 Sponsorship Signed
Phase 2
Team Registrations
PreEvent 2
Branding & Markeing Design
Race Build
PreEvent 3
Technology Platform Build
Gala Events
Premiere Race Event
Phase 3
Broadcast
Ongoing Phase

Our Technology

Underpinning THB will be our proprietary multi-channel content delivery and fan engagement platform that connects audience and fans to the Baton Athletes and their sponsors. Using an innovative approach to user interface and user experience, across multiple channels and content formats, THB creates new ways to entertain and engage fans while enabling real-time audience tracking and data collection.

The platform's engagement app is being built to reach fans on their mobile devices, laptops, gaming consoles, augmented and virtual reality devices, and televisions, with the goal of the platform to be applied and licensed to existing global sport franchises and partners around the world. The THB technology team creating the platform have designed and developed world-class technologies at companies like NCR and Microsoft, including platforms such as Xbox Live and Microsoft Cloud. This expertise is coupled with Academy Award winning experiential and special effects expertise to transform the way fans and audiences experience sports and entertainment globally.


Fan
First

An Award-Winning Team

THB has brought together an award-winning team of international professionals to deliver unique content storytelling with immersive technology to unify fans and sports. Here are a few of our team's credentials:

- Won an Academy Award for Special Effects

- Ran and fine-tuned some of the hardest Ninja Warrior courses in the world
- Produced 100's of hours of (live) entertainment
- Designed technologies used by millions of fans around the world
- Created software technologies to find audiences and bring those technologies to market
- Designed and executed wireless tech in some of Las Vegas' biggest resorts
- Launched two start-ups that became multi-billion USD annual revenue companies
- Promoted the use of emerging digital technologies in underserved countries
- Delivered marketing for Formula 1 & X Games
- Served as a Major General in the service of Her Majesty, Queen Elizabeth
- Designed and managed major automotive races across North America
- Raced teams across multiple deserts in the world-famous Dakar Rally
- Trained with military Special Forces in the jungles of Borneo
- Produced the logistics to get race teams and Royals across the Arctic and to the North Pole
- Executed a two-man row across the Atlantic

Check Out Our Executive Producer's video reel!


AMERICAN
NINJA
WARRIOR

Our Business

As a sports and media company, THB uses its technology platform to immerse fans and audiences into dramatic stories of competition, challenge and triumph. THB can generate multiple revenue streams through The Human Baton super sport franchise, these revenue streams enable The Human Baton to move beyond individual, annual or bi-annual events, such as 24 Hour Le Mans of the Volvo Ocean Race. THB can expand the business globally from the outset with its technology and into an annual, competitive series, culminating with a main Premier Event each year, similar to the PGA Tour and the UFC.


The Human Baton is Positioned for High Growth
Through Multiple Revenue Streams
Revenue Per Event
VOLVO OCEAN RACE
$ 93 Million
$ 67 Million
24h LE MANS
$ 71 Million
DAKAR
$ 130 Million
Revenue Drivers
Multiple Race Cycles
Hospitality & Events
Broadcast Licensing
Content Production
Team Ownership
Digital Economy
Merchandising
Sponsorships
Franchising
Revenue Per Season
Formula 1
$ 1.8 Billion (2018, Global)
UFC
$ 600 Million (2018, Global)
PGA
$ 341 Million (2018,US Only)

THB principally earns revenue through global sponsorships, VIP hospitality, digital economy (e.g. online revenue), global broadcast rights, team registration fees and race services. Additional revenue categories include licensing and merchandising. These multiple revenue streams position THB for high growth, globally at scale.

Sponsorship

Audiences and fans are consuming sports and entertainment content in differing and varying durations, on multiple devices, and through multiple distribution channels. Given this change, viewership ratings have become difficult to track let alone accurately quantify, creating fragmentation. Being designed by The Human Baton's seasoned executive team, its technology platform uses data captured during user engagement and content distribution across its entire audience and fan base in order to deliver targeted advertising and marketing during key moments of the Baton Athlete's journey and peak moments of the THB race cycle.

Additionally, with multiple sports disciplines designed into the relay race, sponsors using their brand images and logos have a wide array of traditional placement opportunities to capture audience awareness during training, pre-events and the Premier Event. Collectively, this approach translates into an end-to-end value proposition for key sponsors and partners.

Throughout the duration of the Premier Events timeline, sponsors work directly with THB to design targeted online advertising campaigns across the THB ecosystem, allowing companies to tell their brand stories over time. Corporate sponsors may use the lead up Pre-Events to activate their products within the race as branded content. Corporate teams may drive hundreds of hours of storyline content with brand affiliation streamed across the THB ecosystem and the entire race cycle.


THB Provides a Multi-Faceted Approach to Deliver Sponsorship Value
Sponsoring a Corporate Team
JAGUAR
LAND ROVER
Tv Broadcast
Video Gaming Plattforms
Telling Your Brand Story Over Time
Social Media
Streaming Content Audience
Concert
Gala
Showcasing Your Products
Pre-Event 1
Pre-Event 2
Pre-Event 3
START
Closing Party
Premier Race Event

Digital Economy

The THB digital economy, audience outreach strategy is designed to identify and target audiences in multiple market segments. Using this strategy we can create a presence across multiple tech partner and social platforms, while delivering specialized content designed with the fan in mind. THB's audience outreach strategy is designed by M&C Saatchi Performance to give fans and audiences the content they are passionate to watch, when they want to watch, and how they want to watch it. THB learns how users engage with the content in order to give fans and audiences a unique viewing experience. By understanding in detail its audiences viewing preferences and viewing habits, THB is well positioned to deliver exceptional value to its sponsors and generate online revenue streams consistent with those preferences and personas.


TV Broadcast Audience
eSports Audience
Video Gamers
Video Game Platform Audience
Licensed Gaming
VR Experience Audience
Technology Curious
Celebrity Fans
Powerboat Fans
World Rally Fans
Ninja Warrior Audience
Endurance Athletes
Reality TV Audience
Supercar Fans
Military Veterans
Driftcar Fans
Adventure Travelers
Social Media Audience
Horse Racing Fans
CrossFit Athletes
Streaming Content Audience

THB Audience Reach Sampling Around the Globe

Hospitality



Artist rendering of eco-friendly hospitality and transition camps

Throughout each cycle of the The Human Baton race series, THB sponsors, partners, and incentive award winners are invited to attend thrilling and unique hospitality experiences in each event location. Those people in attendance will experience opening night concerts and galas designed to be spectacular by some of the leading producers in entertainment, such as our affiliate, Fireplay, the award- winning creative design studio behind projects like the Justin Timberlake World Tour, The Super Bowl Halftime Show, Billie Eilish concert tour and James Taylor show series at Caesars Palace, in Las Vegas.

One Over Chaos Visions and Creations will use their talents to create immersive experiences for live audiences in attendance of THB's Pre-events and Premier Race hospitality areas and beyond to create an environment which "transforms the ordinary into something extraordinary" immersing our fans even more deeply into the THB story.

For race fans with a passion for participation, THB offers The Shadow Team Experience - where qualified fans may shadow the race from leg-to-leg inside a support vehicle, experiencing the thrills of nearly every twist and turn of the course over land and sea.

Team Registration & Race Services

Team Owners entering the league may choose to build their teams with THB's involvement. After registration, Team Owners may elect to access the Human Baton Race Services (HBRS) race vehicle and staffing asset inventory. The HBRS' database provides an online, race team asset hub, access to the Baton Athlete pool roster, driver options, and a race team management locator. This allows an entire race team to be built from a pre-certified roster of race professionals.

The business of team ownership is built through sponsorships, prize pools, and league bonuses which are based on the overall performance of the franchise. As The Human Baton race cycles proceed and a global audience is built, the executive team provides additional focus on expanding the business across multiple regions to create global franchise and licensing opportunities. The expanded marketplace creates additional opportunities for team franchises to brand themselves into a global league from the outset.

Entertainment

Captured by THB Studios, The Human Baton Super Sport Relay Race is a cinematic journey which unfolds with the Baton Athletes as hopeful candidates, then follows their adventures to the Premier Race Event and beyond. Like all great stories, there are bigger-than-life characters, with the drama of victory as well as defeat.

> ***"When push comes to shove, The Human Baton is a quest, an adventure, a tale of heroism, and survival, of overcoming obstacles and to learn in the end to come out victorious"***
>
> Dr. Ellen Helsper
>
> Audience Engagement

Using advanced production technology, and ongoing media shoots, THB continues to capture hundreds of hours of first-person style content to immerse race fans into the story with the option to engage on the device of their choice. Leveraging advances in high speed connectivity and the consumer availability of multiple types of streaming devices, THB Studios will produce content for streaming platforms, broadcast licensing, short-form social media, and long form programming, while also capturing content for revenue streams such as virtual reality devices, gamification, and branded content campaigns. We call if first-person sports and entertainment.


BATON CAM 2 - LIVE FEED

“What do you mean get out and change the tire?” - Baton and Driver moments

Competitive Landscape

THB is a sports and media company, which also has touch points in many verticals outside of sports and entertainment like technology, social networking, e-sports, gaming, broadcast and media streaming. As these verticals continue to grow, THB aims to capture a fraction of that market share, which provides an opportunity for accelerated, high revenue growth. THB competes for fan and audience attention within these verticals where we seek to engage fans with our creative content.


The Human Baton Competes for Fan and Audience Attention
Sports & Technology
Social Networking
THB
E-Sports & Gaming
Broadcast & Streaming

Our Social Responsibility

THB’s goal is to limit its environmental footprint and seize win-win opportunities to bring positive impact to the community, environment, and business. The executive team uses its collective experience in sustainability and passion for the power of sport and entertainment for good. When designing the race, THB created a model which perpetuates a high social responsibility standard for its people and partners. To drive this mission, THB has onboarded a sustainability expert to enable this strategy. A true commitment to sustainability and social responsibility can bring positive results to the triple bottom line - people, planet and profit.


SUSTAINABLE DEVELOPMENT GOALS




CO_2

- Impacting through the THB ecosystem the Sustainable Development Goals of the United Nations.
- Amplifying through our people, fans, and audience the mission-based causes of our partners and sponsors.
- Reducing through environmental consciousness the carbon footprint on our planet.

THB aims to hold high standards and grow its sustainability initiatives into the future. We intend to introduce an eco leg into each premier event, beginning with our Endurance Horse leg, with a goal to evolve all legs towards future fuels or eco based sports disciplines. We intend to require all race support vehicles to meet eco or future fuel standards and finally, use existing infrastructures in each location to deliver almost all elements of the race cycle without additional investment by the host country.

The THB ethos also encourages all athletes, drivers and teams to represent a cause which they are proud to support; as a media company THB may build these messages into our stories, content, and audience reach, and throughout our global ecosystem.



“Now Playing”

Great entertainment starts with a great story. Take a look behind the scenes at the talented group of people and events that brought us to the starting line of this exciting race adventure.



Batons in Action

The Baton Athletes are greeting fans at the Long Beach Grand Prix Formula Drift competition, then training for the Le Mans-style start at the Grange Race Circuit. At the Vore Adrenaline Compound in Nevada they learned to navigate while airborne in Rally Raid Vehicles - but it was the transition training where they felt the g-force power of a GT Supercar that tested their limits.



The Human Baton Athletes

Presenting the first of the Baton Athletes. Whether skydiving from a Helicopter or traveling at max speed in a Thundercat Race Boat, these Batons are ready to be cool, calm & collected at terminal velocity.


David
Byron
Dean
Johan
David
Nilla
Alia
Erik
Karin
Theo
Seth
Hung

Expert Drivers

The Human Baton Race Drivers brought their A-game to the track to meet our top-level Baton Athletes and combine their experience. The result - the first Human Baton race team stories and relationships have taken root.


Jeff Jones
Courtney Kenobi
Rome Charpentier
Ben Gott

The Vehicles

The Human Baton brings successful racing formats together to create an adrenalin-filled Super Sport Relay Race.


Togue Style Drift
Desert Rally Raid
GT Supercar
Endurance Horse
Thundercat Race Boats

Behind the Scenes Outtakes of Baton Athletes in Race Training


00:02:50:21
THB STUDIOS

Our Team



Stev Stephens

Managing Director - Founder
Former Ninja Warrior Business Development



Stev Stephens is the Co-Creator of The Human Baton franchise. He recently held the title of Executive Producer and Director of Business Development for ATS Filmworks, after producing over 800 television episodes and winning three Image Awards with Public Broadcasting Systems (PBS) of America. With Tokyo Broadcasting and ATS Filmworks he collaborated to bring adventures to life on the highly acclaimed, international Ninja Warrior franchise. He has created a successful career in the media industry by leveraging his producing and logistical talents. Alongside Mark Burnett and Co., he developed the television and event ground production plans for the Emmy nominated, “Eco-Challenge: Australia Adventure Race” covering over 300 miles of the Australian territories. Stev specializes in developing large events and television shows that take place in multiple locations all over the world including political conventions, acclaimed reality shows, and arena-scale live productions.



Phillip Carrington

Race Management - Founder



Phillip Carrington served eight years in the Royal Marines Commandos gaining skills and experience, which allowed him to become an accomplished expedition leader, commercial diver, and professional rope access climber. He has created international adventure sports shows for television and is the Co-Creator of The Human Baton. Phil doesn’t just create these spectacles – he lives them; including planning and executing a two man crossing of the Atlantic in a rowboat, kayaking 2300 miles down the Yukon River, 1000 miles from Switzerland to the London Eye down the Rhine, and then running 7 marathons back to back through the Grand Canyon, and a host of numerous adventures around the world. Phil lives in Chamonix, France with his wife and two kids, yet he still trains and makes time for expeditions and competitive races.



Christopher Darnell

Chief Executive Officer
Former Microsoft Cloud & XBox



Christopher Darnell is a global executive with significant board of director experience across four continents – North America, South America, Europe and Africa. He has developed, executed and led entrepreneurial initiatives for start-ups and high growth businesses, from within large corporations to newly founded companies. Industries include energy, media and entertainment, real estate and technology. Mr. Darnell has overseen the investment of more than US $1.5 billion in emerging markets, start-up and high growth businesses. He started his career at Southern Company in finance, where he worked for 10 years. Later, he worked for Microsoft also for 10 years, where he was on the leadership teams that launched Microsoft Cloud and Xbox's entertainment platform, among others. Following Microsoft, he founded his own start-up, which he exited in 2017. Building new businesses from the ground up is his lifelong passion, from being a DJ in his youth to the path that led him right here to THB!



Jeff Romeo

Chief Marketing Officer
Former Formula 1 & X Games Marketing



Jeff Romeo is a multi-award winning marketing professional of 20 years. He specializes in developing global strategic programmes for sports, entertainment and technology clients working with business leaders to enhance reputation and accelerate growth. Jeff has served as a Senior Director at the global communications agency, Edelman, and a Founder and CEO of marketing strategists, VJR Consulting. He has provided counsel to industry leaders including Sony, Microsoft, Adobe, Twitch and BAFTA; has led teams in Rio 2016, UEFA Champions League, Africa Cup of Nations, FIBA, Formula One, World Endurance Championships and has worked with a catalogue of leading athletes and stars from stage and screen. Previously, Jeff founded the successful lifestyle marketing agency, Motion PR & Management boasting an impressive client list including athletes Tony Hawk, Kelly Slater, Shaun Palmer, Dave Mirra and Terje Haakonsen, events; BoarderX Tour, BikerX Tour and the Swatch Wave Tour and brands; Pepsi Co., Extreme Sports Channel and Mean Fiddler.



Dr. Ellen Helsper Audience Engagement

Professor Ellen Helsper is the Director of the MSc in Media and Communications (Research Track) in the Media and Communications Department at the London School of Economics and Political Science. Her research interests include new media audiences; interpersonal mediated communication; the links between social and digital inequalities; and methodological innovation in quantitative and qualitative media and communications research. She is involved in the From Digital Skills to Tangible Outcomes; Connected Communities and Inclusive Growth (Connected Cities); Global Kids Online and World Internet research projects. She consults widely for governments, the third world and commercial sector on issues to do with client and citizen engagement in increasingly digital societies.



Andrew Ager Communications

Andrew (aka Bertie) Ager is a talented strategic and creative communications specialist with over 16 years of experience working with some of the world's leading brands, sponsors and events to develop creative & strategic communications campaigns which deliver standout international media coverage, consumer awareness and brand profile in the areas of youth, sport, drinks and entertainment. Andrew has developed marketing and communications campaigns across a broad range of international sports based clients, and has first-hand experience delivering marketing campaigns for major sports events including; multiple Olympic Games, FIFA World Cup, the Volvo Ocean Race plus extreme sports including the Freeride World Tour.


Krowd Mentor

Barnett Fletcher Sponsorship & Partnership

Mr. Fletcher is a highly accomplished and entrepreneurial marketer and new business developer with a broad and influential international network and a proven track record in the envisioning and delivery of breakthrough results for the world's leading companies and brands including Santander, Vodafone, Intel, Nestle, Unilever and LG. Barnett has worldwide board level experience includes McCann-Erickson World Group / Momentum. He has combined the vision and confidence to launch, build and sell three agencies – each serving major global clients – including Google, Nestle, Motorola, Unilever.



Ben Gott

Race Course Design

Ben is considered to be one of the leading experts in the UK on Rally Raiding and Race logistics. Having participated in over a decade of Dakar rallies in his 25 plus years of Motorsport, Ben has worked in every role from mechanic to Team Owner and has raced across the globe as a result. Knowing how a race works from the inside out is crucial. Ben brings his hard earned race knowledge to the dynamic THB Team, to design and sharpen the race route, rules, transition camps and logistics across all the genres of the sports. As an international Racer, Team Owner, and Race Advisor to Dakar Rally, he will also function as the Compliance Manager and Road Rally Division Manager.



Erik Placko

Baton Athlete Training & Management

Erik has a life-long experience training and participating in extreme sports. He has worked with global broadcasters and production companies – stunt testing for international broadcasts of the Ninja Warrior franchise. He is an experienced Obstacle Course Racer, and constantly works to hone his skills in the discipline of Parkour/Freerunning. His expertise as a professional athlete opened up doors toward building and testing official Ninja Warrior courses all around the world. As the Baton Athlete Manager, he is now a part of the team that develops cutting-edge, training techniques for the adrenalin-filled, super sport race event, which may pave the way for a new breed of athletes all around the world. Currently living in Sweden, he is a serial entrepreneur whose background is engineering in Computer and Electrical Science.



Scott Hoyle

Risk Assessment

Scott Hoyle spent 20 years as a Royal Marines Commando, amassing a wealth of vital logistics and international Security / Executive Protection experience. As Operations Manager for an international Security Firm he is liaison to extremely high profile clients including protection for ships traveling through the Gulf of Aden (made famous by the blockbuster "Captain Phillips"). Scott coordinates logistics and transfer of vital equipment to a variety of countries while complying with their various laws, local ordinances and international codes. He also coordinates the movements of armed security teams from company's facilities in the UK to the international territories where they are deployed.



Courtney Kenobi Technology



Courtney Kenobi will oversee all Digital Technology, Virtual Reality design and development, IT, Web Stream vendor teams and technology compliance. She has spent 20 years in the automotive and technology sectors and is actively engaged in strategic planning, and new technology deployments in the gaming, IT and automotive industries. While working for NTT, she has led teams responsible for the creation and implementation of big picture network and security transformations internationally. She is currently managing IT projects across all MGM owned properties. Companies she has worked with include Vodafone, Universal Studios, Ford, Rock Star Games, Caesars Entertainment, MGM Resorts International, Qualcomm, EA Games, DarkTrace, Booking.com, and Allianz.



Brett Williamson Team Ownership & Franchise



Brett Williamson is a serial entrepreneur dating back to early childhood. At THB he secures and manages the critical team owner relationships. He is also a successful filmmaker and philanthropist. Most recently he exited a successful snack food company as the Vice President of Product Development and held an integral part in its sale to private equity. Brett has worked with large corporations like Wal-Mart, Costco, Aldi, Walgreens, and Tesco, designing and selling successful product lines. With his product development and management experience combined with his adventurous spirit, The Human Baton is a perfect fit.



Keith Wright Finance



Keith Wright served at Caesars Entertainment as the Regional Technical Director, in Las Vegas, Nevada, United States. He produces and coordinates event budgets, schedules, calendar of events and developing final cost reporting processes. He has worked for major entertainment companies like Cirque du Soleil, MGM/Mirage, Harrahs Entertainment and Caesars Entertainment in a variety of Technical, Financial and Operational Management Roles. He has managed teams of over 200 people and controlled budgets for 10 properties and over $50 Million. Most recently, Keith has begun Production Specialists of Las Vegas, a production support and consulting company that specializes in high profile special events, launching residencies and opening new venues in Las Vegas and worldwide. Clientele include companies like MGM Resorts, Caesars Entertainment, Meeras Dubai and a multitude of show Producers from around the world.



Nicholas Balon-Perin

Knowledge Management

Nicholas is focusing on THB's knowledge management plan. He is graduating with a master's degree from the Louvain School of Management in Business Engineering. He specialised in Innovation Management, focusing on managing opportunities in line with a company's strategy and developing the organisation and ecosystem required to take advantage of them. Currently, he is writing a thesis on agile methodologies for the development and management of business processes. Before starting his Master's degree, Nicholas graduated from the Université Catholique de Louvain in Business Engineering, worked at Uber as an Operation Coordinator and traveled on his own through the United States and South America.

Advisors



Christian Gladwell

Advisor, Technology
Mobile & Audience
M&C Saatchi Performance

Christian is a C-Suite leader, experienced at building technology to improve consumer's experience with both product and marketing. He is at the forefront of the mobile (and digital) economy across multiple sectors with a focus on entertainment, retail, luxury and fashion. He is keen exponent of how to turn a marketing function from a cost centre to a customer focused revenue driver.



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